SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549




FORM 8-K


CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   June 1, 2000


                                         Matlack Systems, Inc.
(Exact name of registrant as specified in its charter)



         Delaware               1-10105             51-0310173
(State or other jurisdiction   (Commission       (IRS Employer
      of incorporation)        File number)    Identification No.)



          One Rollins Plaza, 2200 Concord Pike, Wilmington, Delaware  19803
          (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code  (302) 426-2700

Item 4.        Changes in Registrant's Certifying Accountant.

A. On June 1, 2000, KPMG LLP resigned as the Company's independent auditor. During the fiscal years ended September 30, 1999 and 1998 and the subsequent interim period ended June 1, 2000 that KPMG LLP served as independent auditor, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, except as noted herein.

B. KPMG LLP's report on the financial statements of the Company for the years ending September 30, 1998 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, scope of audit, or accounting principles.

C. KPMG LLP had a disagreement with the Company regarding its decision to record an impairment charge of $3,115,000 in the second fiscal quarter of 2000 related to the Company's existing transportation management software system, as reported in the Company's unaudited interim financial statement on Form 10-Q for the three- and six-month periods ended March 31, 2000. KPMG LLP discussed this matter with the Company's Audit Committee during two separate audit committee meetings.

        KPMG LLP set forth its position in a letter dated May 26, 2000 as follows:

        "In our discussions during the review of the unaudited quarterly data for the 2nd quarter, management represented that the ongoing operational needs of the Company do not require continued use of this asset. However, management also represented that the software will continue to be used until the replacement software is implemented in the 1st or 2nd quarter of fiscal 2001. Based on these representations, it is our opinion that the TSA software constitutes an asset held in use, as defined by SFAS No. 121, and that until the TSA software ceases to be used, the Company should continue to re-evaluate the asset's future useful life and amortize the unamortized cost of the asset over such periods. Further, KPMG is of the opinion that under generally accepted accounting principles the Company's determination that the TSA software system no longer supports the Company's operational needs and, therefore, has no future useful service potential is insufficient to support the write-off of the asset in the March 31, 2000 quarter."

        As reported in the Company's Form 10-Q for the three- and six-month periods ending March 31, 2000, the Company determined that this system no longer supports the Company's operational needs and, therefore, has no future useful service potential. The ongoing operational needs of the Company do not require continued use of this asset. A substantial portion of this system has never been implemented and used operationally. As a consequence, for accounting purposes, the Company determined in the second fiscal quarter to treat the entire system as if it has been abandoned and that the fair value of the asset is zero. During the second fiscal quarter, the small portion of this transportation system that had been implemented was determined to be unstable and,
        therefore, unreliable.   Information and data generated by this
        system initially required and continues to require complete manual verification. As a result of this situation, the Company has purchased new transportation management software, which currently is being implemented with completion expected during the first or second quarter of fiscal 2001.

D. The Company requested KPMG LLP to furnish it a letter addressed to the Commission stating whether it agreed with the above statements. A copy of that letter, dated June 8, 2000, is filed as Exhibit 16 to this Form 8-K.

E. In connection with the audit of fiscal year 1998, KPMG LLP communicated with the Company's Audit Committee on January 28, 1999 that there were material weaknesses in connection with the Company's internal controls. In connection with the audit of fiscal year 1999, KPMG LLP communicated with the Company's Audit Committee on December 22, 1999 that there were material weaknesses in connection with the Company's internal controls. The above weaknesses related principally to turnover of experienced and qualified accounting personnel and inadequate documentation of certain transactions.

F. The Audit Committee of the Company has commenced a search for new independent accountants. The Company will authorize KPMG LLP to respond fully to any inquiries which may be made by the successor accountant concerning the subject matter of this filing.


Item 7.        Financial Statements and Exhibits.

        (c)    Exhibits

               Exhibit 16     Letter dated June 8, 2000 of KPMG LLP.



                                              SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   Matlack Systems, Inc.



DATE:  June 8, 2000                                BY:/s/ Michael B.Kinnard
                                                      Michael B. Kinnard
                                                      President and
                                                      Chief Executive Officer